Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Forms S-8 (No. 33-94542 and No. 333-84537) of our reports dated February 21, 2005, relating to the consolidated financial statements and financial statement schedule and the effectiveness of Glimcher Realty Trust’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois
August 1, 2005